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                                                                     EXHIBIT 5.1


                 [Letterhead of Bracewell & Patterson, L.L.P.]


                                  May 8, 1998


Southdown, Inc.
1200 Smith Street, Suite 2400
Houston, Texas 77002-4486

Ladies and Gentlemen:

We are acting as counsel to Southdown, Inc., a Louisiana corporation ("Southdown"), in connection with the Registration Statement on Form S-4 (Registration No. 333-49161), as amended (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the merger (the "Merger") of Bedrock Merger Corp., a wholly-owned subsidiary of Southdown ("Bedrock"), with and into Medusa Corporation, an Ohio corporation ("Medusa"). Pursuant to the Agreement and Plan of Merger dated as of March 17, 1998 among Medusa, Southdown and Bedrock ("Merger Agreement"), Southdown will issue to the holders of common shares, no par value, of Medusa ("Medusa Shares") in the Merger (other than holders who perfect their dissenters' rights) shares of Southdown's Common Stock, $1.25 par value, including associated preferred stock purchase rights ("Southdown Common Stock").

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all original or certified copies submitted to us as conformed or reproduction copies. We also have assumed, with respect to all parties to agreements or instruments relevant hereto other than Southdown, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to various questions of fact relevant to such opinion, we have relied upon, and have assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of Southdown and others.


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Southdown, Inc.
May 8, 1988
Page 2

Based upon the foregoing and such other considerations as we deem relevant and assuming that all Medusa Shares are validly issued, fully paid and nonassessable, it is our opinion that, when shares of Southdown Common Stock (and associated preferred stock purchase rights) are issued upon the consummation of the Merger in accordance with the terms of the Merger Agreement, such shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the law of the State of Texas, the law of the State of Louisiana and the relevant law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction. Insofar as the law of the State of Louisiana is applicable to the matters discussed herein, we have relied upon the opinion of Messrs. Correro, Fishman, Haygood, Phelps, Weiss, Walmsley & Casteix, L.L.P. filed as
Exhibit 5.2 to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Validity of Shares and Federal Income Tax Matters" in the Proxy Statement/Prospectus forming a part of the Registration Statement as having passed upon the validity of the issuance of the shares of Southdown Common Stock in the Merger. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                        Very truly yours,


                                        /s/  Bracewell & Patterson, L.L.P.